Exhibit 3.46

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “CHS PENNSYLVANIA HOLDINGS, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE SEVENTEENTH DAY OF DECEMBER, A.D. 2007, AT 10:39 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “CHS PENNSYLVANIA HOLDINGS, LLC”.

4474748 8100H	/s/ Jeffrey W. Bullock
111140618	Jeffrey W. Bullock. Secretary of State
AUTHENTICATION: 9119147 DATE: 10-27-11

State of Delaware Secretary of State Division of Corporations Delivered 10:58 AM 12/17/2007 FILED 10:39 AM 12/17/2007 SRV 071328188—4474748 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is CHS Pennsylvania Holdings, LLC

•	Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington (New Castle County). The name of its Registered agent at such address is Corporation Service Company

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution.) “The latest date on which the limited liability company is to dissolve is .”

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation of CHS Pennsylvania Holdings, LLC this 17 day of December     , 2007.

BY:	/s/ Robin J. Keck
Authorized Person(s)

NAME:	Robin J. Keck, Organizer
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